Exhibit 10.1

Modine Holding GmbH

Mr. Klaus Feldmann
Kelterstraße 3

72666 Neckartailfingen

Filderstadt, March 30st, 2009

SERVICE CONTRACT FOR MANAGING DIRECTOR

Dear Mr. Feldmann,

Modine Holding GmbH, Arthur-B.-Modine-Straße,
represented by its shareholder(s) Modine Manufacturing Company the latter represented by Gregory T. Troy, its Vice President & Chief Human Resources Officer,

- hereinafter referred to as "Modine" -

is concluding the following managing director service contract with you:

Article 1 - Position and Scope of Duties

1.1
As per April 1, 2000 you have been appointed Managing Director of Modine as well as Modine Europe GmbH. You have also been appointed by Modine Manufacturing Company as Regional Vice President of Modine Manufacturing Company for Europe.  Modine can assign responsibilities to you as needed to fulfil your responsibilities.

1.2	In your capacity as Managing Director, you are in particular responsible for the management of Modine’s Original Equipment operations in Europe.

1.3	The shareholders may, at any time, appoint additional managing directors ("Geschäftsführer") and/or assign different and/or additional responsibilities to you.

1.4
You shall perform your duties as managing director by observing the diligence of a prudent businessman in accordance with the provisions of this Service Contract, Modine's Articles of Incorporation (Gesellschaftsvertrag), the general and specific directives or instructions given by the shareholders and in accordance with the law.

Article 2 - Other Activities

You shall devote your full working time and capacity to the fulfillment of your duties hereunder. Any other activity for remuneration and any activity which normally entitles to remuneration, including any part time work, is subject to the prior written consent of the shareholders. The shareholders may refuse to grant such consent at their discretion.

Article 3 - Transactions Subject to Consent

Your authority to transact business on behalf of Modine and Modine Europe GmbH is subject to the specific terms of Modine and Modine Europe’s current Articles of Incorporation (Gesellschaftsvertrag), as well as internal policies and procedures of Modine and Modine Manufacturing Company.

Article 4 - Inventions

4.1
All rights pertaining to inventions, whether patentable or not, and to proposals for technical improvements made or submitted by you and to computer software developed by you (hereinafter jointly called "Inventions") during the term of this Service Contract shall be deemed acquired by Modine and compensated by your base salary agreed in Sec. 5.1 herebelow without you being entitled to any additional remuneration. You shall inform Modine or a person designated by Modine immediately of any Inventions in writing and you shall assist Modine in acquiring patent or other industrial property rights, if Modine so desires.

4.2	Subsection 4.1 above shall apply to any Inventions no matter whether
a.	they are related to the business of Modine or not,
b.	they are based on experience and Know-how of Modine or not, or
c.	they emanate from such duties of activities as are to be performed by you as a managing director within Modine, or
d.	they have been made during or outside normal business hours of Modine.

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Modine Holding GmbH, Arthur-B.-Modine-Straße, D-70794 Filderstadt
Phone (0711) 7094-0, Fax (0711) 7094-2297, Amtsgericht Stuttgart HRB 223750
Geschäftsführer: Klaus A. Feldmann, Bradley C. Richardson, Thomas A. Burke,
Dresdner Bank AG, Stuttgart, Konto 907 453 300, BLZ 600 800 00

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4.3	Modine's right to Inventions acquired hereunder shall in no way be affected by any amendments to or the termination of this Service Contract.

Article 5 - Remuneration

5.1	You shall be entitled to a gross annual salary in the amount of EUR 293,645 to be paid in arrears in 12 equal monthly instalments.

5.2
You shall furthermore be entitled to earn a bonus according to the terms of the Modine Management Incentive Plan, which currently is based on the return on assets employed for Modine Manufacturing Company worldwide.  The Modine Management Incentive Plan is reviewed annually by the Modine Manufacturing Company Board of Directors (or a committee thereof), which reserves the right to amend the agreed targets and the bonus rates at any time, particularly at the beginning of each fiscal year.

5.3
Your salary shall be reviewed annually. The financial and economic situation of Modine and your personal performance shall be considered. The decision whether to increase your salary shall remain in the sole discretion of the shareholder(s).

5.4
By payment of the above mentioned remuneration, all activities which you have to perform under this Service Contract, including your acting for subsidiaries or affiliated companies of Modine shall be compensated. In particular, you shall not be entitled to any additional compensation for overtime work.

Article 6 - Other Benefits

6.1
Travel expenses and other necessary expenses incurred by you in the furtherance of your duties hereunder shall upon presentation of proper receipts be reimbursed according to the guidelines of Modine and within the framework of the principles applicable in Germany for tax purposes.

6.2	Modine shall provide you with a company car for business and private use according to the terms of the policy entitled “Richtlinie für die Vergabe von Dienstwagen.”

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Modine Holding GmbH, Arthur-B.-Modine-Straße, D-70794 Filderstadt
Phone (0711) 7094-0, Fax (0711) 7094-2297, Amtsgericht Stuttgart HRB 223750
Geschäftsführer: Klaus A. Feldmann, Bradley C. Richardson, Thomas A. Burke,
Dresdner Bank AG, Stuttgart, Konto 907 453 300, BLZ 600 800 00

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6.3
Modine shall take out accident insurance for you with the following benefits: in case of death EUR 255,646, in case of invalidity EUR 511,292. In case of your incapacity to work and continued salary payment by Modine in accordance with Sec. 7.3 herebelow, potential insurance payments shall be transferred to Modine for this period of time.

6.4
Modine grants you pension benefits since January 31, 2003 according to the benefit plan attached as Schedule 1 and will make an annual contribution of 10% of your yearly basic salary as agreed from time to time. The pension benefits will be granted on the basis of a reinsured support fund (rückgedeckte Unterstützungskasse). However, you are free to pay this annual contribution in a private pension plan.

Article 7 - Inability to Perform Duties

7.1
In case you shall be unable to perform your duties under this Service Contract, you shall inform Modine of such absence and its prospective duration without delay. Upon request, you shall inform Modine of the reasons for such absence.

7.2
In case of absence for medical reasons, you shall submit prior to the end of the third calendar day of your absence a medical certificate concerning your incapacity to work and its prospective duration. If the absence continues longer than indicated on the medical certificate, you shall submit a new medical certificate within three days.

7.3
In the event of incapacity to perform the duties under this Service Contract due to illness or accident or other reasons beyond your control, you shall be granted your monthly gross base salary according to Article 5.1 as well as your bonus according to 5.2 of this Service Contract for a further period of up to six months. Sick-pay you receive from your health insurance shall be deducted from such continued salary payment. In case your incapacity to work exceeds six months, for another six consecutive months you shall receive your monthly gross base salary according to 5.1 of this Service Contract, less the gross salary Modine must pay a substitute.

Article 8 - Vacation

8.1	You shall be entitled to an annual vacation of 30 working days excluding Saturdays.

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Modine Holding GmbH, Arthur-B.-Modine-Straße, D-70794 Filderstadt
Phone (0711) 7094-0, Fax (0711) 7094-2297, Amtsgericht Stuttgart HRB 223750
Geschäftsführer: Klaus A. Feldmann, Bradley C. Richardson, Thomas A. Burke,
Dresdner Bank AG, Stuttgart, Konto 907 453 300, BLZ 600 800 00

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8.2
The time of vacation shall be determined by yourself in agreement with the Chief Executive Officer of Modine Manufacturing Company thereby taking into consideration your personal wishes and the interests of Modine.

Article 9 - Secrecy

9.1
You shall not disclose to any third party or use for your own purposes, any confidential technical or other business information related to Modine or its affiliates which has been disclosed to you, or which has otherwise become known to you. This applies in particular to details regarding the business organization and the relation to clients, customers and suppliers as well as to the know-how of Modine. You shall not divulge such information directly or indirectly, nor shall you make it accessible for third parties or allow such information to be transmitted to persons or companies who have not received a permission to obtain such information for purposes outside Modine, neither for yourself, nor for third parties. This obligation shall apply during the term of this Service Contract and thereafter.

9.2
Business records of any kind, including private notes concerning Modine’s affairs and activities, shall be carefully kept and shall be used only for business purposes. Copies or extracts or duplicates of drawings, calculations, statistics and the like or of any other business records may only be made for business purposes.

9.3	Upon termination of this Service Contract, you shall return all business records and copies thereof. You shall have no right of retention.

Article 10 - Term of Employment and Notice

10.1	This Service Contract follows the existing contract which expires March 31st, 2010. It begins on April 1, 2010, and is entered into for a fixed term of three (3) years (“Fixed Term”).

10.2
If the parties intend to extend this Service Agreement beyond the Fixed Term, then they agree to complete negotiations regarding the specific terms of such an extended Service Agreement at least 12 months prior to the end of the Fixed Term.

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Modine Holding GmbH, Arthur-B.-Modine-Straße, D-70794 Filderstadt
Phone (0711) 7094-0, Fax (0711) 7094-2297, Amtsgericht Stuttgart HRB 223750
Geschäftsführer: Klaus A. Feldmann, Bradley C. Richardson, Thomas A. Burke,
Dresdner Bank AG, Stuttgart, Konto 907 453 300, BLZ 600 800 00

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10.3	Modine may release you from your work duties at any time during the fixed term so long as it is based on a justified interest of Modine.

10.4	Notice of extraordinary termination, effective immediately, may be given for compelling reasons.

10.5	Notice of termination must be given in writing.

Article 11 - Final Provisions

11.1	Any amendments of or additions of this Service Contract shall be made in writing in order to be effective.

11.2	This Service Contract and its interpretation are governed by German law.

11.3
This Service Contract represents the entire agreement and understanding of the parties. This Service Contract supersedes and replaces all other previously issued contracts regarding the employment between the parties.  No written or verbal agreements outside this Service Contract have been made.

Date: 4.22.09	Date: 4.25.09

/s/ Thomas A. Burke	/s/ Klaus Feldmann
Thomas A. Burke	Klaus Feldmann
President & CEO	Regional VP - Europe

Concurrence:

/s/ Gregory T. Troy
Gregory T. Troy
VP Human Resources and CHRO
Modine Manufacturing Company

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Modine Holding GmbH, Arthur-B.-Modine-Straße, D-70794 Filderstadt
Phone (0711) 7094-0, Fax (0711) 7094-2297, Amtsgericht Stuttgart HRB 223750
Geschäftsführer: Klaus A. Feldmann, Bradley C. Richardson, Thomas A. Burke,
Dresdner Bank AG, Stuttgart, Konto 907 453 300, BLZ 600 800 00

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